Exhibit 99.1
T-3 Energy Services, Inc. Announces First Quarter 2007 Earnings
HOUSTON, TEXAS, (PRIMEZONE WIRE) — May 7, 2007. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) reported first quarter 2007 net income of $5.5 million, or $0.51 per diluted share, up 45% and 46%, respectively, from $3.8 million or $0.35 per diluted share for the first quarter of 2006. Total revenues increased approximately 34% to $47.9 million for the quarter ended March 31, 2007 from $35.7 million for the same period in 2006.
For the first quarter of 2007, the Company reported EBITDA (defined as income from continuing operations, plus interest expense, net of interest income, provision for income taxes and depreciation and amortization), of $9.9 million, a 39% increase over the same period for 2006. For the quarter ended March 31, 2007 and 2006, net income included a pre-tax expense of $0.6 million and $0.2 million, respectively, for stock-based compensation costs.
The Company had a year-over-year increase in revenues in all of its product lines. In addition, the Company’s original equipment product revenues accounted for approximately 75% of total revenues for the first quarter of 2007 as compared to 57% of total revenues for the first quarter of 2006. This increase is due to the continued strong demand for the Company’s original equipment products and services. The Company is continuing its efforts on the engineering and design of its wellhead product line and is in the process of expanding its aftermarket repair capacity. The Company believes it will see positive results from these two initiatives in the second half of 2007.
As a result of the continued strong demand for the Company’s products and services, its backlog increased approximately 57% from $44.6 million at March 31, 2006 to $69.9 million at March 31, 2007.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “The demand for our products and services remained strong during the first quarter of 2007. Our backlog continues to grow from previous periods indicating that the outlook for the remainder of 2007 remains positive. Revenues continue to increase in all our product lines and we look forward to the second half of 2007 when our focused efforts of developing our T-3 branded wellhead product line, the completion of our aftermarket repair capacity expansion program and our geographical expansions should provide incremental revenues. We remain focused on our commitment to meet the demands of our customers. Additionally, we are very pleased to have completed the underwritten offering among us, the selling stockholder and the underwriters in April 2007. We look forward to concentrating our efforts on the execution of our strategy to increase our market share in all our product lines and provide shareholder value.”

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Quarterly Report on Form 10-Q for the period ending March 31, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2006 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the quarters ended March 31, 2007 and 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	Michael T. Mino Vice President and Chief Financial Officer 713-996-4110 mmino@t3es.com

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Products	$37,839	$25,001
Services	10,061	10,682

	47,900	35,683

Cost of revenues:
Products	24,313	16,246
Services	6,236	6,313

	30,549	22,559

Gross profit	17,351	13,124

Operating expenses	8,488	6,907

Income from operations	8,863	6,217

Interest expense	153	256

Interest income	(22)	(6)

Equity in (earnings) loss of unconsolidated affiliate	16	—

Other (income) expense, net	(17)	(84)

Income from continuing operations before provision for income taxes	8,733	6,051

Provision for income taxes	3,234	2,187

Income from continuing operations	5,499	3,864

Loss from discontinued operations, net of tax	—	(80)

Net income	$5,499	$3,784

Basic earnings (loss) per common share:
Continuing operations	$.51	$.37
Discontinued operations	—	(.01)

Net income (loss) per common share	$.51	$.36

Diluted earnings (loss) per common share:
Continuing operations	$.51	$.36
Discontinued operations	—	(.01)

Net income (loss) per common share	$.51	$.35

Weighted average common shares outstanding:
Basic	10,684	10,584

Diluted	10,888	10,696

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands except for share amounts)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,180	$3,393
Accounts receivable — trade, net	33,929	25,634
Inventories	31,335	27,227
Notes receivable, current portion	14	14
Deferred income taxes	2,184	2,208
Prepaids and other current assets	2,899	5,557

Total current assets	73,541	64,033

Property and equipment, net	24,406	24,639
Notes receivable, less current portion	325	325
Goodwill, net	70,644	70,569
Other intangible assets, net	2,399	2,510
Other assets	678	567

Total assets	$171,993	$162,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$14,987	$14,453
Accrued expenses and other	14,778	14,457
Current maturities of long-term debt	1,643	85

Total current liabilities	31,408	28,995

Long-term debt, less current maturities	—	—
Other long-term liabilities	1,129	34
Deferred income taxes	3,967	3,454

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 20,000,000 shares authorized, 10,763,131 and 10,762,016 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively.	11	11
Warrants, 327,862 issued and outstanding	644	644
Additional paid-in capital	126,663	126,054
Retained earnings	7,288	2,672
Accumulated other comprehensive income	883	779

Total stockholders’ equity	135,489	130,160

Total liabilities and stockholders’ equity	$171,993	$162,643

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
EBITDA:
Income from continuing operations	$5,499	$3,864
Provision for income taxes	3,234	2,187
Depreciation and amortization	1,021	807
Interest Expense	153	256
Interest Income	(22)	(6)

EBITDA (A)	$9,885	$7,108

(A) EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented EBITDA because we use EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider EBITDA to be an important indicator of the operational strength of our business. Management uses EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.
EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.